  As filed with the Securities and Exchange Commission on          , 1998
                                                          ---------
                                              Registration No. 333-
                                                                   ------------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ___________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ___________________________

                              MASTECH CORPORATION
             (Exact name of registrant as specified in its charter)

          Pennsylvania                                  25-1802235
(State or other jurisdiction of                      (I.R.S. Employer
        incorporation or                            Identification No.)
         organization)            1004 McKee Road
                          Oakdale, Pennsylvania 15071
                                 412-787-2100
                       (Address, including ZIP code, and
                    telephone number, including area code,
                 of Registrant's principal executive offices)
                                Sunil Wadhwani
                    Co-Chairman and Chief Executive Officer
                              Mastech Corporation
                                1004 McKee Road
                         Oakdale, Pennsylvania  15071
                                 412-787-2100
                    (Name, address, including ZIP code, and
                    telephone number, including area code,
                             of agent for service)

                                   Copies to:
            Carl A. Cohen, Esq.                         Paul  J. Pollock, Esq.
            James J. Barnes, Esq.                       Piper & Marbury L.L.P.
  Buchanan Ingersoll Professional Corporation        1251 Avenue of the Americas
One Oxford Centre, 301 Grant Street, 20th Floor                 29th Floor
     Pittsburgh, Pennsylvania  15219-1410              New York, New York 10029
                412-562-8800                                  212-835-6000
              FAX 412-562-1041                              FAX 212-835-6001

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
 Title of Each Class of Securities to       Amount to be    Proposed Maximum Offering     Proposed Maximum   Amount of Registration
           be Registered                     Registered        Price per Unit(1)(2)      Aggregate Offering          Fee(2)
                                                                                             Price(1)(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                      1,623,000               $26.44                 $42,912,120             $12,874
$.01 per share
===================================================================================================================================

(1) Estimated solely for purposes of calculation of the registration fee.
(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on June 26, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

PROSPECTUS

                SUBJECT TO COMPLETION, DATED ____________, 1998

                                1,623,000 Shares

                              MASTECH CORPORATION

                                  Common Stock

                                 Par Value $.01

     This prospectus relates to an offering of up to 1,623,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Mastech Corporation, a Pennsylvania corporation (the "Company"), which are issuable upon conversion of the exchangeable non-voting shares (the "Exchangeable Shares") of Quantum Information Resources Limited ("Quantum"), a wholly-owned subsidiary of the Company. The Exchangeable Shares were issued to the shareholders of Quantum in connection with the Company's acquisition of Quantum on June 1, 1998. Once issued, the Shares may be offered and sold from time to time by the security holders of Quantum listed herein under "Selling Security Holders" or any affiliate or transferee of a Selling Security Holder who may be referenced in a supplement or amendment to this prospectus (the "Selling Security Holders"). The Exchangeable Shares may be converted into Shares at the option of the holder at any time prior to June 1, 2002 for an amount equal to the 20-day trailing average closing price of the Company's common stock on the Nasdaq National Market (the "Mastech Market Price") plus an additional amount equal to the amount by which the declared and unpaid dividends on one Exchangeable Share then exceed the amount of declared and unpaid dividends on one share of the Company's Common Stock (the "Dividend Amount," and together with the Mastech Market Price, the "Exchangeable Share Price"). The Exchangeable Share Price will be satisfied by the Company, Mastech Canada Inc. (a wholly-owned subsidiary of the Company) or Quantum causing to be delivered to such holder one Share for each such Exchangeable Share and paying to such holder the Dividend Amount.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "MAST." The reported closing sale price for the Common Stock on June 29, 1998 was $27.75 per share.

     SEE "RISK FACTORS" ON PAGE 5 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Shares may be sold from time to time by the Selling Security Holders or their transferees, directly or indirectly, through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Security Holders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). No underwriting arrangements have been entered into by the Selling Security Holders as of the date hereof. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices at the time of sale, prices related to such prevailing market prices, or negotiated prices. Whether such sales will be made and the timing and amount of any sale is within the sole discretion of each Selling Security Holder. Underwriting discounts and usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Security Holders in connection with sales of

                                                          (cover page continued)


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

the Shares. To the extent required, the name of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts and any other required information with respect to any particular offer of the Shares by the Selling Security Holders, will be set forth in a Prospectus Supplement. See "Plan of Distribution."

     The Selling Security Holders have agreed with the Company not to sell, exchange, transfer, distribute, pledge or otherwise dispose of, or enter into any transaction to reduce their respective interest in or risk relating to (whether by short sale or otherwise) or any transaction which would result in a direct or indirect disposition of the Shares until such time as the Company has published (within the meaning of Accounting Series Releases Nos. 130 and 135 published by the Securities and Exchange Commission) financial results covering at least 30 days of combined operations of the Company and Quantum.

     By agreement with the Selling Security Holders, the Company will pay all of the expenses incident to the registration of the Shares under the Securities Act, except for any and all brokerage or underwriting expenses or commissions, if any, applicable to the sale of the Shares, which will be borne by the Selling Security Holders.

     The Selling Security Holders, and any broker-dealers, agents, or underwriters through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation.



             The date of this Prospectus is _________________, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission in accordance therewith. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Securities and Exchange Commission (the "Commission") located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     In addition, reports, proxy statements, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The registration statement of which this Prospectus forms a part, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

     The Company has filed with the Commission a registration statement on Form S-3 (herein together with all schedules, amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock to be offered and sold from time to time, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such materials may be obtained upon written request from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., at prescribed rates.

     In addition, the Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference and made a part of this Prospectus are the following documents filed by the Company with the Commission pursuant to the Exchange Act:

     Annual Report on Form 10-K, for the fiscal year ended December 31, 1997;

     Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

     The description of the Common Stock, which is registered under Section 12 of the Exchange Act, contained in the Company's registration statement on Form 8-A, filed with the Commission on November 19, 1996.

     All other reports and other documents filed by the Company since December 31, 1997, pursuant to Section 13(a) or 15(d) of the Exchange Act.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Mastech Corporation, 1004 McKee Road, Oakdale, Pennsylvania 15071, Attention: Jeffrey McCandless, Vice President of Finance, telephone: 412-787-2100.

                                  THE COMPANY

     Mastech Corporation ("Mastech" or the "Company") is a worldwide provider of information technology ("IT") services to large and medium-sized organizations. Mastech provides its clients with a single source for a broad range of applications solutions and services, including client/server design and development, conversion/migration services, Year 2000 services, Enterprise Resource Planning ("ERP") package implementation services, Internet/intranet services and applications maintenance outsourcing. These services are provided in a variety of computing environments and use leading technologies, including client/server architectures, object-oriented programming languages and tools, distributed database management systems and the latest networking and communications technologies. To enhance its services, Mastech has formed business alliances with leading software companies such as Baan, Oracle and PeopleSoft. In addition, the Company has developed its own proprietary methodologies and tools, under the name SmartAPPS, that enhance the productivity of the Company's Year 2000 and other services.

     Mastech's revenues have grown from $13.5 million in 1991 to $196.0 million in 1997. During 1997, Mastech has provided IT services to over 495 clients worldwide in a diverse range of industries. These clients include AT&T, Citibank, EDS, IBM, Intel, Oracle and Wal-Mart. The Company sets high standards for client responsiveness and project quality. A significant number of the Company's clients have selected Mastech on a recurring basis to provide additional services.

     Mastech believes that the growth of the IT services industry offers significant opportunities and has developed a set of strategies that the Company believes differentiate it from competitors. These strategies include: (i) the development of a global recruitment network through which the Company recruits and deploys qualified IT professionals from a number of countries to address the shortage of IT professionals in the U.S. and other developed countries; (ii) a focus on applications services including ERP package implementation, Year 2000 and Internet/intranet services; (iii) the development of proprietary technology, including an automated tool for Year 2000 code conversions and other programming language translations; (iv) international expansion to leverage the growing need for value-added IT services in areas outside the U.S.; and (v) the development of an extensive offshore software development infrastructure to provide cost advantages to clients that are increasingly short of resources.

     One of the key elements of Mastech's growth has been its ability to recruit and deploy, on short notice, experienced IT professionals on a worldwide basis. As of May 31, 1998, the Company employed approximately 3,425 IT professionals, over 2,185 of whom were in the U.S., with the remainder in Canada, Europe, the Middle East, Singapore, Japan, India and Australia. To support the Company's growth and to meet the increased demand for IT professionals, the Company has embarked on an aggressive recruiting strategy, designed to significantly increase the number of IT professionals hired. The Company is also establishing a network of training centers in which it trains new recruits in value-added technologies such as PeopleSoft, Oracle Applications, Java/HTML and Year 2000 solutions.

     In 1995, the Company began marketing its services in key international markets to meet the large and growing demand for IT services overseas and to serve its client base of large multinational corporations that need support on a global basis. In addition to offices in the U.S., the Company maintains international offices in Toronto, Singapore, London, Sydney, Tokyo, Amsterdam and the Middle East. As a result of the Company's expanding international operations, as of May 31, 1998, it had over 875 employees working with over 100 clients outside the U.S.

     To provide cost advantages to clients that are increasingly short of resources, Mastech is investing in an extensive offshore software development infrastructure in India, including three state-of-the-art software development centers. The center in Bangalore, India has been operational for over a year and is conducting over 30 engagements for Mastech clients in the U.S. and Canada. Two additional centers are under development in Pune and

Madras, India. The Company believes that this offshore infrastructure, with the ability to accommodate 1,500 IT professionals when complete, will represent one of the largest offshore presences in the industry.

       The Company maintains its principal executive offices at 1004 McKee Road, Oakdale, PA 15071. The Company's World Wide Web address is www.mastech.com. The Company's Web site is not part of this Prospectus. The Company's telephone number is (412) 787-2100.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated into this Prospectus, investors should consider carefully the following factors in connection with an investment in the Shares offered hereby.

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based upon information available to the Company at the time the statement is made.
The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

                                ----------------

     Mastech(R) and SmartAPPS/SM/ are service marks of the Company. Windows(R) is a registered trademark of Microsoft Corporation. All other trademarks, service marks and trade names referred to in this Prospectus are the property of their respective owners.

Recruitment and Retention of IT Professionals

     The Company's business involves the delivery of professional services and is labor-intensive. The Company's success depends upon its ability to attract, develop, motivate and retain highly skilled Information Technology ("IT") professionals and project managers, who possess the technical skills and experience necessary to deliver the Company's services. Qualified IT professionals are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. There can be no assurance that qualified IT professionals will continue to be available to the Company in sufficient numbers, or that the Company will be successful in retaining current or future employees. Failure to attract or retain qualified IT professionals in sufficient numbers could have a material adverse effect on the Company's business, operating results and financial condition. Historically, the Company has done most of its recruiting outside of the countries where the client work is performed. Accordingly, any perception among the Company's IT professionals, whether or not well founded, that the Company's ability to assist them in obtaining temporary work visas and permanent residency status has been diminished, could lead to significant employee attrition. In the first eight months of 1996, the Company experienced a higher than normal rate of employee attrition because the Company was experiencing delays in securing the first-stage approval for permanent residency status for its foreign employees working in the U.S. This attrition resulted in the Company incurring increased costs for IT professionals and a reduction in its revenue growth.

Government Regulation of Immigration

     The Company recruits its IT professionals on a global basis to create a mobile workforce that it can deploy wherever required and, therefore, must comply with the immigration laws in the countries in which it operates, particularly the U.S. Over 90% of Mastech's IT professionals are citizens of countries other than the United States, with most of those in the U.S. working under H-1B temporary visas. Under current law, there is a statutory limit of 65,000 new H-1B visas that may be issued in any federal fiscal year. In the federal fiscal year ended September 30, 1998, this limit was reached for the first time in May. In years in which this limit is reached, the Company may be unable to obtain enough H-1B visas to bring sufficient foreign employees to the U.S. If the Company were unable to obtain H1-B visas for its employees in sufficient quantities or at a sufficient rate for a significant period of time, the Company's business, operating results and financial condition could be materially adversely affected. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of employment-based visas and permanent residency visas that may be issued. Any changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain foreign employees, could require the Company to incur additional unexpected labor costs and expenses or result in the Company having insufficient qualified personnel to perform all of the engagements that might otherwise be available to the Company. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, operating results and financial condition.

Variability of Quarterly Operating Results

     The Company's revenues and operating results are subject to significant variation from quarter to quarter depending on a number of factors, including the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-materials projects versus fixed-price projects during the quarter. The Company recognizes revenues on time-and-materials projects as the services are performed, while revenues on fixed-price projects are recognized using the percentage of completion method. Although fixed-price projects have not contributed significantly to revenues and profitability to date, operating results may be adversely affected in the future by cost overruns on fixed-price projects. Because a high percentage of the Company's expenses are relatively fixed, variations in revenues may cause significant variations in operating results. Additionally, the Company periodically incurs cost increases due to both the hiring of new employees and strategic investments in its infrastructure in anticipation of future opportunities for revenue growth. No assurances can be given that quarterly results will not fluctuate, causing a material adverse effect on the Company's business and financial condition.

Increasing Significance of Non-U.S. Operations and Risks of International
     Operations

     The Company's international consulting and offshore software development operations are important elements of its growth strategy. The Company opened offices in Canada and Singapore in 1995, Japan and the U.K. in 1996, and Australia, The Netherlands and the Middle East during 1997. These operations depend greatly upon business, immigration and technology transfer laws in those countries, and upon the continued development of technology infrastructure. There can be no assurance that the Company's international operations will be profitable or support the Company's growth strategy. The risks inherent in the Company's international business activities include unexpected changes in regulatory environments, foreign currency fluctuations, tariffs and other trade barriers, difficulties in managing international operations and potential foreign tax consequences, including repatriation of earnings and the burden of complying with a wide variety of foreign laws and regulations. The failure of the Company to manage growth, attract and retain personnel, manage major development efforts, profitably deliver services, or a significant interruption of the Company's ability to transmit data via satellite, could have a material adverse impact on the Company's ability to successfully maintain and develop its international operations and could have a material adverse effect on the Company's business, operating results and financial condition.

     Although the Company's ownership of a U.S. trademark registration covering the service mark "Mastech" gives the Company the presumption of ownership in the U.S. of the "Mastech" mark for the services identified in the registration, there can be no assurance that the Company is entitled to use the designation "Mastech" in all international operations and there is the possibility that third parties have superior rights to the "Mastech" mark (or similar marks) outside the U.S.

Exposure to Regulatory and General Economic Conditions in India

     A significant element of the Company's business strategy is to increase the utilization of its offshore software development centers in India. Mastech has utilized an offshore software development center in Bangalore, India, for approximately one year and is in the process of opening two more centers in Pune and Madras, India. The Company also operates recruiting and training centers in India. The Indian government exerts significant influence over its economy. In the recent past, the Indian government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in certain sectors of the economy, including the technology industry. Certain of these benefits that directly affect the Company include, among others, tax holidays (temporary exemptions from taxation on operating income), liberalized import and export duties and preferential rules on foreign investment and repatriation. To be eligible for certain of these tax benefits, the Company must continue to meet certain conditions. A failure to meet such conditions in the future could result in the cancellation of the benefits. There can be no assurance that such tax benefits will be continued in the future at their current levels. Changes in the business or regulatory climate of India could have a material adverse effect on the Company's business, operating results and financial condition.

     Although wage costs in India are significantly lower than in the U.S. and elsewhere for comparably skilled IT professionals, wages in India are increasing at a faster rate than in the U.S. In the past, India has experienced significant inflation and shortages of foreign exchange, and has been subject to civil unrest and acts of terrorism. Changes in inflation, interest rates, taxation or other social, political, economic or diplomatic developments affecting India in the future could have a material adverse effect on the Company's business, operating results and financial condition.

Intense Competition

     The IT services industry is highly competitive and served by numerous national, regional and local firms, all of which are either existing or potential competitors of the Company. Primary competitors include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than the Company. There are relatively few barriers to entry into the Company's markets and the Company may face additional competition from new entrants into its markets. In addition, there is a risk that clients may elect to increase their internal IT resources to satisfy their applications solutions needs. Further, the IT services industry is undergoing consolidation which may result in increasing pressure on margins. These factors may limit the Company's ability to increase prices commensurate with increases in compensation. There can be no assurance that the Company will compete successfully with existing or new competitors.

Concentration of Revenues; Risk of Termination

     The Company has in the past derived, and may in the future derive, a significant portion of its revenues from a relatively limited number of clients. The Company's five largest clients represented approximately 29% of revenues for the year ended December 31, 1997. EDS accounted for approximately 13% of the Company's revenues for the year ended December 31, 1997. Most of the Company's projects are terminable by the client without penalty. An unanticipated termination of a major project could result in the loss of substantial anticipated revenues and could require the Company to maintain or terminate a significant number of unassigned IT professionals, resulting in a higher number of unassigned IT professionals and/or significant termination expenses. The loss of any significant client or project could have a material adverse effect on the Company's business, operating results and financial condition.

Management of Growth

     The Company's business has experienced rapid growth over the years that could strain the Company's managerial and other resources. Revenues have grown from $13.5 million in 1991 to $196.0 million in 1997. The number of employees has grown from 250 in 1991 to 3,125 as of December 31, 1997. The Company's continued growth depends on adding key managers, increasing its international operations, adding service lines and growing its offshore infrastructure. The Company has broadened its range of services to include Year 2000 compliance, ERP package implementation, Internet/intranet services and offshore software development. The Company opened offices in Canada and Singapore in 1995, Japan and the U.K. in 1996, and Dallas, Texas, Australia, the Netherlands and the Middle East during 1997. In addition, the Company's offshore software development center in Bangalore has been operational for over a year and two additional centers in Pune and Madras, India are scheduled to become operational during the second quarter of 1998. Effective management of these growth initiatives will require the Company to continue to improve its operational, financial and other management processes and systems. The failure to manage growth effectively could have a material adverse effect on the Company's business, operating results and financial condition.

Rapid Technological Change; Dependence on New Solutions

     The IT services industry is characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. The Company's success will depend in part on its ability to develop IT solutions that keep pace with changes in the IT services industry. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, operating results and financial condition.

     A significant number of organizations are attempting to migrate business applications from a mainframe environment to advanced technologies, including client/server architectures. As a result, the Company's ability to remain competitive will be dependent on several factors, including its ability to help existing employees maintain or develop mainframe skills and to train and hire employees with skills in advanced technologies. The Company's failure to hire, train and retain employees with such skills could have a material adverse impact on the Company's business. The Company's ability to remain competitive will also be dependent on its ability to design and implement, in a timely and cost-effective manner, effective transition strategies for clients moving from the mainframe environment to client/server or other advanced architectures. The failure of the Company to design and implement such transition strategies in a timely and cost-effective manner could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Principals

     The success of the Company is highly dependent on the efforts and abilities of Sunil Wadhwani and Ashok Trivedi, the Company's Co-Chairman and Chief Executive Officer and the Company's Co-Chairman and President, respectively. Although Messrs. Wadhwani and Trivedi have entered into employment agreements containing noncompetition, nondisclosure and nonsolicitation covenants, these contracts do not guarantee that they will continue their employment with the Company or that such covenants will be enforceable. The loss of the services of either of these key executives for any reason could have a material adverse effect on the Company's business, operating results and financial condition.

Risk of Preferred Vendor Contracts

     The Company is a party to several "preferred vendor" contracts and is seeking additional similar contracts in order to obtain new or additional business from large or medium-sized clients. Clients enter into these contracts to reduce the number of vendors and obtain better pricing in return for a potential increase in the volume of business to the preferred vendor. While these contracts are expected to generate higher volumes, they generally result in lower margins. Although the Company attempts to lower costs to maintain margins, there can be no assurance that the Company will be able to sustain margins on such contracts. In addition, the failure to be designated a preferred vendor, or the loss of such status, may preclude the Company from providing services to existing or potential clients, except as a subcontractor, which could have a material adverse effect on the Company's business, operating results and financial condition.

Risks Related to Possible Acquisitions

     The Company has been expanding its operations through the acquisition of additional businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses will achieve anticipated revenues and earnings. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, operating results and financial condition.

Intellectual Property Rights

     The Company's success depends in part upon certain methodologies and tools it uses in designing, developing and implementing applications systems and other proprietary intellectual property rights. The Company is also developing proprietary conversion tools, specifically tools tailored to address the Year 2000 problem. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     Although the Company believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

Limited Trading History of Common Stock; Stock Price Volatility

     The Common Stock first became publicly traded on December 17, 1996 after the Company's initial public offering at $7 1/2 per share (adjusted to reflect the Company's two-for-one stock split on April 10, 1998). Between December 17, 1996 and June 30, 1998, the closing sale price has ranged from a low of $5 3/4 per share to a high of $30.44 per share (adjusted to reflect the Company's two-for-one stock split on April 10, 1998). The market price of the Common Stock could continue to fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new products and services offered by the Company, announcements of new products and services by competitors, changes in the IT environment, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel and other factors. The market price for the Common Stock may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition.

Control by Existing Shareholders

     Messrs. Wadhwani and Trivedi beneficially own approximately 60.8% of, and have voting power over approximately 42.5% of, the Company's Common Stock. Messrs. Wadhwani and Trivedi, as a practical matter, are able to elect the entire Board of Directors and to control or veto matters requiring shareholder approval, including certain fundamental transactions such as a merger, consolidation or the sale of substantially all of the assets of the Company, which may require the approval of the holders of 66 2/3% of the votes cast. Messrs. Wadhwani and Trivedi have entered into a shareholders agreement requiring each of them to vote their shares of Common Stock in favor of the other in the election of directors. The approval of the Government of India/Reserve Bank of India will be required for the Company to continue to own Mascot Systems Private Limited ("Mascot Systems") and Scott Systems Private Limited ("Scott Systems") if the ownership of the Company by persons of Indian origin, in the aggregate, falls below 60% of the voting power of the Company. The Company's ability to raise additional capital by the issuance of Common Stock or voting Preferred Stock or to sell control of the Company to a third party or to use Common Stock to acquire other businesses may be restricted if the Company is unable to obtain the required approval.

Potential Decrease in Demand for Year 2000 Services

     The Company earned approximately 4% and 9% of its revenues from Year 2000 engagements in the years ended December 31, 1996 and 1997, respectively. The Company expects that it will continue to receive increased revenues from additional Year 2000 engagements in the near term. However, the Company expects that Year 2000 engagements and revenues derived from such engagements will peak prior to calendar year 2000 as companies address their needs. Thereafter, the Company expects that revenues derived from Year 2000 engagements will steadily decline. In the absence of additional revenues from other sources, a decline in such engagements could have a material adverse effect on the Company's business, operating results and financial condition.

Anti-Takeover Provisions

     Certain provisions of the Company's Articles of Incorporation, as amended ("Articles") and the Pennsylvania Business Corporation Law (the "PBCL") will effectively make it more difficult for a third party to acquire control of the Company by means of a tender offer or a proxy contest for the election of directors or otherwise. The Company's Articles contain provisions which: (i) classify the Board of Directors into three classes, with one class being elected each year; (ii) require the approval of holders of 66 2/3% of the votes cast on a proposal to amend the Articles, effect a merger or consolidation of the Company, sell, lease or exchange all or substantially all of the Company's assets or dissolve and wind-up the affairs of the Company, unless any such proposal is unanimously approved by all of the Company's directors; and (iii) require the approval of four of the Company's five directors for action by the Board of Directors. These provisions may have the effect of lengthening the time required for a person to acquire control of the Company through a proxy contest for the election of a majority of the Board of Directors, may discourage bids for the Common Stock at a premium over the market price and may deter efforts to obtain control of the Company.

Fixed-Price Projects

     The Company undertakes certain projects billed on a fixed-price basis, which is distinguishable from the Company's principal method of billing on a time-and-materials basis. The failure of the Company to complete such projects within budget would expose the Company to risks associated with cost overruns, which could have a material adverse effect on the Company's business, operating results and financial condition.

Potential Liability to Clients

     Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Although the Company attempts to contractually limit its liability for damages arising from errors, mistakes, omissions or negligent acts in rendering its services, there can be no assurance that its attempts to limit liability will be successful. The Company's failure or inability to meet a client's expectations in the performance of its services could result in a material adverse change to the client's operations and therefore could give rise to claims against the Company or damage the Company's reputation, adversely affecting its business, operating results and financial condition.

Absence of Dividends

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company's ability to pay dividends is subject to the requirement of its revolving credit facility with PNC Bank that the Company satisfy certain financial covenants.

Forward-Looking Statements and Associated Risks

     Included in this Prospectus are various forward-looking statements, including, among others, the expected growth related to the Year 2000 problem, the Company's goals and strategies, the importance and expected growth of the IT applications solutions market, the pace of change in the IT marketplace, the demand for IT services, the ability of the Company to capitalize on offshore investments and infrastructure, the Company's goal to expand service offerings and to pursue acquisitions, and the ability to leverage Year 2000 engagements into additional contracts.

     These statements are forward-looking and reflect the Company's current expectations. Such statements are subject to a number of risks and uncertainties, including, but not limited to, changes in the economic and political environments, changes in technology and changes in the IT marketplace. In light of the many risks and uncertainties surrounding the Company and the IT marketplace, a prospective purchaser should keep in mind that there can be no assurance that the forward-looking statements described in this Prospectus will transpire.

                              RECENT DEVELOPMENTS

     On June 1, 1998, the Company acquired all of the issued and outstanding capital stock of Quantum Information Resources Limited, a Canadian corporation ("Quantum"), pursuant to a combination of Quantum with the Company. By virtue of the combination and by operation of law, the Company acquired all of the assets and assumed all liabilities of Quantum. The aggregate purchase price paid to the shareholders of Quantum consisted of the Exchangeable Shares which are convertible into the Shares offered hereby. The Company also agreed to file this Registration Statement with respect to a market offering of the Shares.

     The assets of Quantum acquired by the Company in the combination include cash, accounts receivable, equipment, prepaid expenses and leasehold improvements. These assets were used by Quantum in the operation of a business providing IT services. The Registrant intends to use the acquired assets in a similar fashion.

                                USE OF PROCEEDS

     Because the Shares will be issued upon conversion of the Exchangeable Shares, the Company will not receive any proceeds upon such issuance.

                        DESCRIPTION OF EXCHANGE FEATURES

     Set forth below is a summary of the conversion features of the Exchangeable Shares.

     Pursuant to the share provisions of the Exchangeable Shares, subject to applicable law and the overriding retraction call rights of Mastech and Mastech Canada, Inc., a Canadian subsidiary of Mastech ("Mastech Canada"), described below, holders of Exchangeable Shares shall be entitled at any time to require Quantum to redeem any or all such Exchangeable Shares and to receive, for each Exchangeable Share, the Exchangeable Share Price, which shall be satisfied by Quantum causing to be delivered to such holder one Share for each such Exchangeable Share and paying to such holder the Dividend Amount (the "Retraction").

     Holders of Exchangeable Shares may effect the Retraction by presenting a certificate or certificates along with one or more stock transfer powers (executed in blank) to Quantum or its transfer agent representing the number of Exchangeable Shares the holder desires to retract, together with a written request (a "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and the date upon which the holder desires to receive the Shares (which date shall be not less than five (5) business days nor more than ten (10) business days after the date on which such Retraction Request is received by Quantum) (the "Retraction Date") and acknowledging the overriding retraction call right of Mastech and Mastech Canada described below and such other documents as may be required to effect the retraction of the Exchangeable Shares.

     Upon receipt of a Retraction Request, Quantum shall immediately notify Mastech and Mastech Canada of such request. Mastech or Mastech Canada shall thereafter have five (5) business days in which to notify Quantum that Mastech or Mastech Canada (as the case may be) intends to exercise its overriding retraction call right to purchase all, but not less than all, of the Exchangeable Shares submitted by the holder thereof. The purchase price for each such Exchangeable Share purchased by Mastech or Mastech Canada (as the case may be) shall be the Exchangeable Share Price, and shall be satisfied by Mastech or Mastech Canada (as the case may be) causing to be delivered to such holder one Share for each such Exchangeable Share and paying to such holder the Dividend Amount.

     Pursuant to the share provisions of the Exchangeable Shares, subject to applicable law and the redemption call rights of Mastech and Mastech Canada described below, on June 1, 2002 (the "Final Redemption Date") Quantum shall redeem all, but not less than all, of the then outstanding Exchangeable Shares by payment of the Exchangeable Share Price for each Exchangeable Share, which shall be satisfied by Quantum causing to be delivered to such holder one Share for each such Exchangeable Share and paying to such holder the Dividend Amount.

     In addition, Mastech shall have the overriding right, notwithstanding any proposed redemption of the Exchangeable Shares by Quantum as outlined above, to unilaterally purchase, or alternatively to cause Mastech Canada to purchase, on the Final Redemption Date all, but not less than all, of the outstanding Exchangeable Shares by payment of the Exchangeable Share Price for each Exchangeable Share, which shall be satisfied by Mastech or Mastech Canada (as the case may be) causing to be delivered to such holder one Share for each such Exchangeable Share and paying to such holder the Dividend Amount.

     Quantum shall, at least 20 days before the Final Redemption Date, provide each holder of Exchangeable Shares with written notice of Quantum's, Mastech's or Mastech Canada's redemption of the Exchangeable Shares, as the case may be.

     The Exchangeable Share Price is subject to adjustment in certain events, including: (a) the issuance of Mastech Common Stock as a dividend or distribution on Mastech Common Stock to all or substantially all of the then outstanding holders of Mastech Common Stock; (b) the issuance to the holders of all or substantially all of the then outstanding Mastech Common Stock of rights, options or warrants entitling them to subscribe for or purchase Mastech Common Stock; and (c) the issuance or distribution to holders of all or substantially all of the then outstanding Mastech Common Stock of (1) shares or securities of Mastech of any class other than Mastech Common Stock (other than shares exchangeable into or exchangeable for or carrying rights to acquire Mastech Common Stock), (2) rights, options or warrants other than those referred to in (b) above, (3) evidences of indebtedness, or (4) assets of Mastech.

     Quantum is obligated to make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares in the event of any (a) subdivision, redivision or change of the then outstanding Mastech Common Stock into a greater number of shares; (b) reduction, combination, consolidation or change of the then outstanding Mastech Common Stock into a lesser number of shares; or (c) reclassification, or other change, amalgamation, merger, reorganization or other transaction affecting the Mastech Common Stock.

                            SELLING SECURITY HOLDERS

     The following table sets forth information with respect to the beneficial ownership of Common Stock by each Selling Security Holder as of the close of business of June 30, 1998, and the Shares which may be offered by each from time to time hereby. Unless otherwise indicated, each person has sole voting and sole dispositive power with respect to all Shares shown.



                                                             Beneficial Ownership
                              ------------------------------------------------------------------------------------
                                                            Number of
Selling Security Holders      Prior to the Offering       Shares Offered                  After the Offering
------------------------      ---------------------     -------------------- -------------------------------------
                              Number         Percent                               Number             Percent
                           -------------  -------------                      ------------------  ------------------
Quantum Management            892,650          1.8             892,650                0                 ---
 Investments Limited
King Moore Consultants        649,200          1.3             649,200                0                 ---
 Limited
412977, Ontario Limited        81,150           *               81,150                0                 ---

___________
*Less than one percent

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time to purchasers directly by any of the Selling Security Holders or certain transferees or affiliates of such Selling Security Holders (a "Selling Party"). Alternatively, a Selling Party may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Party and/or the purchasers of the Shares for whom they may act as agents.

     Sales of the Shares offered hereby may be made on the Nasdaq National Market or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Such prices will be determined by the Selling Party or by agreement between the Selling Party and underwriters or dealers.

     The Shares may be sold in or by (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchases, and (e) privately negotiated transactions. In effecting sales, brokers or dealers engaged by the Selling Party may arrange for other brokers or dealers to participate. A Selling Party also may, from time to time with the consent of the Company, authorize underwriters acting as his agent to offer and sell Shares upon such terms and conditions as shall be set forth in any Prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from a Selling Party in amounts to be negotiated. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them, and any profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     In connection with distributions of the Shares or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Security Holders. The Selling Security Holders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Security Holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus.

     The Selling Security Holders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

     Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the prospectus supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

     In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares, except in accordance with applicable laws. In addition to, and without limiting the foregoing, each Selling Party and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by a Selling Party or any other person. All of the foregoing may affect the marketability of the Shares.

     Pursuant to certain contractual obligations, the Company will pay all the fees and expenses incident to the registration of the Shares (other than underwriting discounts and commissions, if any, and the Selling Security Holders' counsel fees and expenses in excess of $5,000 if any). In addition, the Company has agreed to maintain the effectiveness of the Registration Statement until the later of the first anniversary of the effective date of this Registration Statement or the first anniversary of the date on which all Exchangeable Shares are converted to Common Stock (or such earlier time upon which to Shares may be sold pursuant to Rule 144(k) of the Securities Act), and has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act. In addition, each of the Selling Security Holders has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the Shares will be passed upon for the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Carl A. Cohen, a shareholder of Buchanan Ingersoll Professional Corporation, owned 2,000 shares of Common Stock as of June 30, 1998.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of the Company incorporated by reference in this Prospectus as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997, 1996 and 1995 have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firms as experts in giving said reports.


     With respect to the unaudited interim financial information for the quarters ended March 31, 1998 and 1997, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report of that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

==================================================================================================================


   NO DEALER, SALESPERSON, OR ANY OTHER PERSON
    HAS BEEN AUTHORIZED TO GIVE ANY
    INFORMATION OR TO MAKE ANY REPRESENTATION
    NOT CONTAINED IN THIS PROSPECTUS IN
    CONNECTION WITH THE OFFERING MADE HEREBY,
    AND, IF GIVEN OR MADE, SUCH INFORMATION OR
    REPRESENTATION MUST NOT BE RELIED UPON AS
    HAVING BEEN AUTHORIZED BY THE COMPANY.
    THIS PROSPECTUS DOES NOT CONSTITUTE AN                               1,623,000 Shares
    OFFER TO SELL, OR A SOLICITATION OF AN
    OFFER TO BUY, ANY OF THE SECURITIES
    OFFERED HEREBY IN ANY JURISDICTION TO ANY
    PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
    AN OFFER OR SOLICITATION IN SUCH                                          MASTECH
    JURISDICTION.  NEITHER THE DELIVERY OF                                  CORPORATION
    THIS PROSPECTUS, NOR ANY SALE MADE
    HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES
    CREATE ANY IMPLICATION THAT THERE HAS BEEN
    NO CHANGE IN THE AFFAIRS OF THE COMPANY                                Common Stock
    SINCE THE DATE HEREOF OR THAT THE
    INFORMATION CONTAINED HEREIN IS CORRECT AS
    OF ANY TIME SUBSEQUENT TO THE DATES AS OF
    WHICH SUCH INFORMATION IS FURNISHED.
              ______________

             TABLE OF CONTENTS
                                              PAGE                       _______________
                                              ----
AVAILABLE INFORMATION.......................... 3                           PROSPECTUS
INCORPORATION OF CERTAIN DOCUMENTS BY
 REFERENCE..................................... 3                        ________________
THE COMPANY.................................... 5
RISK FACTORS................................... 7
USE OF PROCEEDS................................ 14
SELLING SECURITY HOLDERS....................... 17                      _______________, 1998
PLAN OF DISTRIBUTION........................... 17
LEGAL MATTERS.................................. 18
EXPERTS........................................ 18

==================================================================================================================


                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

     The estimated expenses of this offering in connection with the distribution of the Common Stock being registered hereby, all of which are to be borne by the Registrant, are as follows:

  SEC registration fee...............................................................                   $12,874
  Accounting fees and expenses.......................................................                   $ 1,000
  Legal fees and expenses............................................................                   $ 7,500
  Printing...........................................................................                   $   750
  Miscellaneous......................................................................                   $ 1,500
                                                                                                        -------

  Total..............................................................................                   $23,624

Item 15.    Indemnification of Directors and Officers

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law ("PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board or directors, or in certain circumstances by independent legal counsel or the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     Article 10 of the Company's Articles of Incorporation provides that the Company shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Company is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Company or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of the Company or is or was serving at the request of the Company as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of the Company, or in any other capacity on behalf of the Company while such person is or was serving as a director or executive officer of the Company, against all expenses, liability and loss, including but not limited to attorney's fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith. The right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights to indemnification in advance of the final disposition thereof promptly after receipt by the Company of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of the Company in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Company.

     The Company has entered into employment agreements with Sunil Wadhwani and Ashok Trivedi, Co-Chairman and Chief Executive Officer and Co-Chairman and President, respectively, which entitle them to be indemnified in their capacities as directors, officers and controlling shareholders of the Company to the full extent not prohibited by law. The Company also has entered into a Shareholders Agreement with Messrs. Wadhwani and Trivedi pursuant to which the Company agrees to indemnify them against certain liabilities, including liabilities under the securities laws, that they may incur in connection with any offering effected pursuant to their registration rights under the Shareholders Agreement.

     The Articles of the Company also provide pursuant to Section 1713 of the PBCL that a director of Mastech shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:
(1) the director has breached or failed to perform the duties of his/her office under Section 1712 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of Company does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or Federal law.

     The Company has purchased insurance insuring its directors and officers against certain liabilities which they might incur as directors or officers of the Company or of any other organization which they serve at its request, including certain liabilities under the Securities Act.


Item 16.  Exhibits

     The following is a complete list of Exhibits filed as part of this Registration Statement.

Exhibit No.
-----------
   5.01     Opinion of Buchanan Ingersoll Professional Corporation.
  23.01     Consent of Arthur Andersen LLP.
  23.02     Acknowledgment of Arthur Andersen LLP.
  23.03     Consent of Buchanan Ingersoll Professional Corporation (included in its opinion).
  24.01     Power of Attorney (included on signature page).


Item 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement (or the most recent post-effective amendment thereof); and

              (iii) To include in such prospectus any additional or changed material information on the plan of distribution contained in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the success defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 30, 1998.


                              MASTECH CORPORATION


                              By:  /s/ Sunil Wadhwani
                                 -------------------------------------
                                 Sunil Wadhwani
                                 Co-Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Mastech Corporation, hereby severally constitute Sunil Wadhwani, Ashok Trivedi and Jeffrey McCandless, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Mastech Corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                       Signature                                 Title                               Date
                       ---------                                 -----                               ----
Principal Executive Officer:

/s/ Sunil Wadhwani
_________________                                        Co-Chairman, Chief Executive               June 30, 1998
Sunil Wadhwani                                           Officer and Director

Principal Financial Officer:

/s/ Jeffrey McCandless
_________________                                        Vice President - Finance                   June 30, 1998
Jeffrey McCandless                                       (principal financial officer)

Principal Accounting Officer:

/s/ Neil M. Ebner
_________________                                        Corporate Controller                       June 30, 1998
Neil M. Ebner                                            (principal accounting officer)

/s/ Ashok Trivedi
_________________                                        Co-Chairman, President and                 June 30, 1998
Ashok Trivedi                                            Director

/s/ Ed Yourdon
_________________                                        Director                                   June 30, 1998
Ed Yourdon

/s/ J. Gordon Garrett
_________________                                        Director                                   June 30, 1998
J. Gordon Garrett

_________________                                        Director                                   ------------
Michel Berty

                                 EXHIBIT INDEX

Exhibit No.                                                                           Reference           Page
-----------                                                                           ---------          ------
  5.01             Opinion of Buchanan Ingersoll Professional Corporation           Filed herewith        E-1
 23.01             Consent of Arthur Andersen LLP                                   Filed herewith        E-2
 23.02             Acknowledgment of Arthur Andersen LLP                            Filed herewith        E-3
 23.03             Consent of Buchanan Ingersoll Professional Corporation
                    (included in its opinion in Exhibit 5.01)
 24.01             Power of Attorney (contained in the signature page)
